                                                                EXHIBIT 3(i)


                              AMENDED AND RESTATED
                           ARTICLES OF INCORPORATION
                                       OF
                                OHM CORPORATION



         FIRST: The name of the Corporation (hereinafter called the "Corporation") is OHM Corporation.

         SECOND: The principal office of the Corporation is located in Findlay, Hancock County, Ohio.

         THIRD: The Corporation is formed for the purpose of engaging in any lawful act or activity for which corporations may be formed under Sections 1701.01 to 1701.98, inclusive, of the Ohio Revised Code, the Ohio General Corporation Law, as now in effect or hereafter amended.

         FOURTH: The Corporation shall have authority to issue and have outstanding capital stock in the total amount of Fifty-Two Million (52,000,000) shares, consisting of Fifty Million (50,000,000) shares of Common Stock with a par value of $0.10 per share, One Million (1,000,000) shares of Class A Preferred Stock, par value $10.00 per share, and One Million (1,000,000) shares of Class B Preferred Stock, par value $10.00 per share.

         (A)     EXPRESS TERMS OF THE COMMON STOCK

                 The shares of Common Stock shall be subject to the terms of Class A Preferred Stock and Class B Preferred Stock (collectively, "Preferred Stock") and the express terms of any series thereof. Each share of Common Stock shall be equal to every other share of Common Stock and the holders thereof shall be entitled to one vote for each share of such Stock on all questions presented to the shareholders. Subject to any rights to receive dividends to which the holders of the outstanding shares of Preferred Stock, if any, may be entitled, the holders of shares of Common Stock shall be entitled to receive dividends, if and when declared, payable from time to time by the Board of Directors from funds legally available for the payment of such dividends. In the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, all assets and funds remaining after payment to holders of the Preferred Stock of the full amount to which they are entitled shall be divided and distributed among the holders of the Common Stock according to their respective shares.

         (B)     EXPRESS TERMS OF CLASS A PREFERRED STOCK

                 The shares of Class A Preferred Stock may be issued from time to time in one or more series of any number of shares, provided that the aggregate number of shares issued and not cancelled of any and all such series shall not exceed the total number of shares of Class A Preferred Stock authorized in this Article FOURTH. All shares of Class A Preferred Stock shall be of equal rank and shall be identical, except with respect to the matters that may be fixed by the Board of Directors as hereinafter provided, and each share of each series shall be identical to all other shares of such series, except as to the date from which dividends are cumulative. Subject to the provisions of this paragraph (B), which provisions shall apply to all Class A Preferred Stock, the Board of Directors hereby is authorized to cause such shares to be issued in one or more series and with respect to each such series prior to the issuance thereof to fix:

                 (1) the designation of the series, which may be distinguishing number, letter or title;
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                 (2)      the number of shares of the series, which number the
         Board of Directors may from time to time (except where otherwise provided in the creation of the series) increase or decrease (but not below the number of shares thereof then outstanding);

                 (3)      the dividend rate of the series;

                 (4) the dates of payment of dividends and the dates from which dividends of the series shall be cumulative;

                 (5) the redemption rights and price or prices for shares of the series;

                 (6) sinking fund requirements, if any, for the purchase or redemption of shares of the series;

                 (7) the liquidation price payable and the preference, if any, on shares of the series in the event of any liquidation, dissolution or winding up of the affairs of the Corporation;

                 (8) the designations, preferences, and relative, participating, optional or other special rights and qualifications, limitations or restrictions on such Preferred Stock;

                 (9) whether the shares of the series shall be convertible into Common Stock, and, if so, the conversion price or prices, any adjustments thereof, and all other terms and conditions upon which such conversion may be made; and

                 (10) such other terms as the Board of Directors may by law from time to time be permitted to fix or change.

                 The Board of Directors is authorized to adopt from time to time amendments to the Articles of Incorporation fixing or changing, with respect to each such series, the matters described in the preceding clauses (1) to (10) of this paragraph (B).

                 Shares of Class A Preferred Stock shall be entitled to voting rights as follows:

                 (1) Except as otherwise required by law or the Articles of Incorporation of the Corporation or this paragraph (B), holders of the Class A Preferred Stock, voting together as one class with the holders of the Common Stock and with the holders of any other class or series of Preferred Stock who are similarly entitled to vote, shall be entitled to vote for the election of directors and all other matters submitted to a vote of shareholders of the Corporation.

                 (2) During any period in which dividends on the Class A Preferred Stock are cumulatively in arrears in the amount of six or more full quarterly dividends, the holders of the Class A Preferred Stock, voting together as a class with the holders of any other class or series of Preferred Stock who are similarly entitled to vote, will have the right to elect two directors which two directorships shall be in addition to that number of directors then determined as constituting the number of members of the Board of Directors pursuant to the Regulations of the Corporation.

                 (3) The approval of a majority of the outstanding shares of Class A Preferred Stock voting together as a class shall be required in order to amend the Articles of Incorporation of the Corporation to affect adversely the rights of the holders of the Class A Preferred Stock or to take any actions that would result in the creation of or an increase in the number of authorized shares senior or superior with respect to dividends or upon liquidation to the Class A Preferred Stock.





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         (C)     EXPRESS TERMS OF CLASS B PREFERRED STOCK

                 The shares of Class B Preferred Stock may be issued from time to time in one or more series. All shares of Class B Preferred Stock shall be of equal rank and shall be identical, except in respect of the matters that may be fixed by the Board of Directors as hereinafter provided, and each share of each series shall be identical with all other shares of such series, except as to the date from which dividends are cumulative. Subject to the provisions of this paragraph (C), which provisions shall apply to all Class B Preferred Stock, the Board of Directors hereby is authorized to cause such shares to be issued in one or more series and with respect to each such series prior to the issuance thereof to fix:

                 (1) the designation of the series, which may be distinguishing number, letter or title;

                 (2) the number of shares of the series, which number the Board of Directors may from time to time (except where otherwise provided in the creation of the series) increase or decrease (but not below the number of shares thereof then outstanding);

                 (3)      the dividend rate of the series;

                 (4) the dates of payment of dividends and the dates from which dividends of the series shall be cumulative;

                 (5) the redemption rights and price or prices for shares of the series;

                 (6) sinking fund requirements, if any, for the purchase or redemption of shares of the series;

                 (7) the liquidation price payable on shares of the series in the event of any liquidation, dissolution or winding up of affairs of the Corporation;

                 (8) whether the shares of the series shall be convertible into Common Stock, and if so, the conversion price or prices, any adjustments thereof, and all other terms and conditions upon which such conversion may be made;

                 (9) restrictions on the issuance of shares of any class or series; and

                 (10) such other terms as the Board of Directors may by law from time to time be permitted to fix or change.

                 The Board of Directors is authorized to adopt from time to time amendments to the Articles of Incorporation fixing or changing, with respect to each such series, the matters described in the preceding clauses (1) to (10) of this paragraph (C).

                 Shares of Class B Preferred Stock shall not be entitled to voting rights except to the extent described in the following clauses (1) and
(2) of this paragraph (C).

                 (1) During any period in which dividends on the Class B Preferred Stock are cumulatively in arrears in the amount of six or more full quarterly dividends, the holders of the Class B Preferred Stock, voting together as a class with the holders of any other class or series of Preferred Stock who are similarly entitled to vote, will have the right to elect two directors which two directorships shall be in addition to that number of directors then determined as constituting the number of members of the Board of Directors pursuant to the regulations of the Corporation.

                 (2) The approval of a majority of the outstanding shares of Class B Preferred Stock voting together as a class shall be required in order to amend the Articles of Incorporation of the Corporation





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         to affect adversely the rights of the holders of the Class B Preferred
         Stock or to take any action that would result in the creation of or an increase in the number of authorized shares senior or superior with respect to dividends or upon liquidation to the Class B Preferred Stock.

         FIFTH: Except as otherwise provided in these Articles of Incorporation or in the Regulations, the holders of a majority of the outstanding shares are authorized to take any action which, but for this provision, would require the vote or other action of the holders of more than a majority of such shares.

         SIXTH: To the extent not prohibited by law, the Board of Directors may authorize the purchase by the Corporation of shares of any class issued by it.

         SEVENTH: No holder of any class of shares of the Corporation shall, as such holder, have any preemptive or preferential right to purchase or subscribe to any shares of any class of stock of the Corporation, whether now or hereafter authorized, whether unissued or in treasury, or to purchase any obligations convertible into shares of any class of stock of the Corporation, which at any time may be proposed to be issued by the Corporation or subjected to rights or options to purchase granted by the Corporation.

         EIGHTH: No holder of shares of any class of the Corporation shall have the right to cumulate the voting power in the election of the Board of Directors, and the right to cumulate voting described in Ohio Revised Code
Section 1701.55 is hereby specifically denied to the holders of shares of any class of the Corporation.

         NINTH: The Corporation may create and issue, whether or not in connection with the issue and sale of any shares of stock or other securities of the Corporation, rights or options entitling the holders thereof to purchase from the Corporation any shares of its capital stock of any class or classes to the extent such shares are authorized by these Articles, such rights or options to be evidenced by or in such instrument or instruments as shall be approved by the Board of Directors. The terms upon which any such shares may be purchased upon the exercise of any such right or option, including without limitation the time or times (which may be limited or unlimited in duration) at or within which, and the price or prices at which, any such shares may be purchased, shall be as determined as set forth or incorporated by reference in a resolution adopted by the Board of Directors providing for the creation and issue of such rights or options.

         TENTH: No person shall make a Control Share Acquisition without the prior authorization of the Corporation's shareholders.

         (A) In order to obtain authorization of a Control Share Acquisition by the Corporation's shareholders, a Person shall deliver a notice (the "Notice") to the Corporation at its principal place of business that sets forth the following information:

                 (1)      The identity of the Person who is giving the Notice;

                 (2) A statement that the Notice is given pursuant to this Article TENTH;

                 (3) The number and class of shares of the Corporation owned, directly or indirectly, by the Person who gives the Notice;

                 (4) The range of voting power under which the proposed Control Share Acquisition would, if consummated, fall;

                 (5) A description in reasonable detail of the terms of the proposed Control Share Acquisition; and

                 (6) Representations, supported by reasonable evidence, that the proposed Control Share Acquisition, if consummated, would not be contrary to law and that the Person who is giving the Notice has the financial capacity to make the proposed Control Share Acquisition.





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         (B)     (1)      The Board of Directors of the Corporation shall,
         within ten (10) days after receipt by the Corporation of a Notice that complies with paragraph (A), call a special meeting of shareholders to be held not later than fifty (50) days after receipt of the Notice by the Corporation, unless the Person who delivered the Notice agrees to a later date, to consider the proposed Control Share Acquisition; provided that the Board of Directors shall have no obligation to call such meeting if they make a determination within ten (10) days after receipt of the Notice (i) that the Notice was not given in good faith,
         (ii) that the proposed Control Share Acquisition would not be in the best interests of the Corporation and its shareholders, or (iii) that the Person who delivered the Notice has failed to adequately demonstrate that such Person has the financial capacity to make the proposed Control Share Acquisition or that the proposed Control Share Acquisition would not be contrary to law if consummated. The Board of Directors may adjourn such meeting if, prior to such meeting, (i) the Corporation has received a Notice from any other Person or (ii) a merger, consolidation or sale of assets of the Corporation has been approved by the Board of Directors and the Board of Directors has determined that the Control Share Acquisition proposed by such other Person or the merger, consolidation or sale of assets of the Corporation should be presented to shareholders at an adjourned meeting or at a special meeting held at a later date.

                 (2) For purposes of making a determination that a special meeting of shareholders should not be called pursuant to this paragraph (B), no such determination shall be deemed void or voidable with respect to the Corporation merely because one or more of its directors or officers who participated in making such determination may be deemed to be other than disinterested, if in any such case the material facts of the relationship giving rise to a basis for self-interest are known to the directors and the directors, in good faith reasonably justified by the facts, make such determination by the affirmative vote of a majority of the disinterested directors, even though the disinterested directors constitute less than a quorum. For purposes of this paragraph (B), "disinterested directors" shall mean directors whose material contacts with the Corporation are limited principally to activities as a director or shareholder. Persons who have substantial, recurring business or professional contracts with the Corporation shall not be deemed to be "disinterested directors" for purposes of this provision. A director shall not be deemed to be other than a "disinterested director" merely because he would no longer be a director if the proposed Control Share Acquisition were approved and consummated.

         (C) The Corporation shall give notice of such special meeting to all shareholders of record as of the record date set for such meeting as promptly as practicable. Such notice shall include or be accompanied by a copy of the Notice and by a statement of the Corporation, authorized by the Board of Directors, of its position or recommendation, or that it is taking no position or making no recommendation, with respect to the proposed Control Share Acquisition.

         (D) The Person who delivered the Notice may make the proposed Control Share Acquisition if both of the following occur: (i) the shareholders of the Corporation authorize such acquisition at the special meeting called by the Board of Directors and held for that purpose, and at which a quorum is present, by an affirmative vote of a majority of the Voting Shares (as defined in Section 1.02 of the Company's Regulations) represented at such meeting in person or by proxy and by a majority of the portion of such Voting Shares represented at such meeting in person or by proxy excluding the votes of Interested Shares; and (ii) such acquisition is consummated, in accordance with the terms so authorized, not later than 360 days following such shareholder authorization of the Control Share Acquisition.

         (E) Shares issued or transferred to any Person in violation of this Article TENTH shall be valid only with respect to such amount of shares as does not result in a violation of this Article TENTH and such issuance or transfer shall be null and void with respect to the remainder of such shares (any such remainder of shares being hereinafter called "Excess Shares"). If the second clause of the foregoing sentence is determined to be invalid by virtue of any legal decision, statute, rule or regulation, any Person who holds Excess Shares in violation of the Article TENTH shall be conclusively deemed to have acted as an agent on behalf of the Corporation in acquiring such Excess Shares and to hold such Excess Shares on behalf of the Corporation. While held by any Person in violation of this Article TENTH, Excess Shares shall not be entitled to any voting rights, shall not be





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
considered to be outstanding for quorum or voting purposes, and shall not be entitled to receive dividends or any other distribution with respect to such Excess Shares. Any such Person who receives dividends or any other distribution with respect to Excess Shares shall hold the same as agent for the Corporation and, following a permitted transfer, for the transferee thereof. Notwithstanding the foregoing, any holder of Excess Shares may transfer the same (together with any distributions thereon) to any Person who, following such transfer, would not own shares in violation of this Article TENTH. Upon such permitted transfer, the Corporation shall pay or distribute to the transferee any dividends or other distributions on the Excess Shares not previously paid or distributed.

         (F)     As used in this Article TENTH:

                 (1) "Person" includes, without limitation, an individual, a corporation (whether nonprofit or for profit), a partnership, an unincorporated society or association, and two or more persons having a joint or common interest.

                 (2)(a) "Control Share Acquisition" means the acquisition, directly or indirectly, by any Person of shares of the Corporation that, when added to all other shares of the Corporation in respect of which such Person may exercise or direct the exercise of voting power as provided in this paragraph (F)(2)(a), would entitle such Person, immediately after such acquisition, directly or indirectly to exercise or direct the exercise of voting power of the Corporation in the election of directors within any of the following ranges of such voting power:

                                  (i)    One-fifth or more but less than
                          one-third of such voting power;

                                  (ii)   One-third or more but less than a
                          majority of such voting power; or

                                  (iii)  A majority or more of such voting
                          power.

                          A bank, broker, nominee, trustee, or other Person who
                 acquires shares in the ordinary course of business for the benefit of others in good faith and not for the purpose of circumventing this Article TENTH shall, however, be deemed to have voting power only of shares in respect of which such Person would be able to exercise or direct the exercise of votes without further instruction from others at a meeting of shareholders called under this Article TENTH. For purposes of this Article TENTH, the acquisition of securities immediately convertible into shares of the Corporation with voting power in the election of directors shall be treated as an acquisition of such shares.

                          (b)     The acquisition of any shares of the
                 Corporation does not constitute a Control Share Acquisition for the purpose of this Article TENTH if the acquisition is consummated in any of the following circumstances:

                                  (i)   By underwriters, in good faith and not
                          for the purpose of circumventing this Article TENTH, in connection with an offering of the securities of the Corporation to the public;

                                  (ii) By bequest or inheritance, by operation of law upon the death of any individual, or by any other transfer without valuable consideration, including a gift, that is made in good faith and not for the purpose of circumventing this Article TENTH;

                                  (iii) Pursuant to the satisfaction
                          of a pledge or other security interest created in good faith and not for the purpose of circumventing this Article TENTH;

                                  (iv)  Pursuant to a merger or consolidation
                          adopted, or a combination or majority share acquisition authorized, by shareholder vote in compliance with the





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                          provisions of Section  1701.78 or Section  1701.83 of
                          the Ohio Revised Code if the Corporation is the surviving or new corporation in the merger or consolidation or is the acquiring corporation in the combination or majority share acquisition and if the vote of shareholders of the surviving, new, or acquiring corporation is required by the provisions of
                          Section 1701.78 or Section 1701.83 of the Ohio Revised Code;

                                  (v)   Pursuant to a transaction which has
                          received the prior authorization of the Board of Directors of the Corporation, which authorization makes specific reference to this paragraph
                          (F)(2)(b)(v) and is determined to be in the best interests of the Corporation and its shareholders; or

                                  (vi)  Prior to March 20, 1994; or

                                  (vii) Pursuant to a contract existing prior to
                          March 20, 1994;

                          The acquisition by any Person of shares of the
                 Corporation in a manner described under this paragraph
                 (F)(2)(b) shall be deemed to be a Control Share Acquisition authorized pursuant to this Article TENTH within the range of voting power under paragraph (F)(2)(a)(i), (ii) or (iii) of this Article TENTH that such Person is entitled to exercise after such acquisition, provided that, in the case of an acquisition in a manner described under paragraph
                 (F)(2)(b)(ii) or (iii), the transferor of such shares to such Person had previously obtained any authorization of shareholders required under this Article TENTH in connection with such transferor's acquisition of shares of the Corporation.

                          (c) The acquisition of shares of the Corporation in good faith and not for the purpose of circumventing this Article TENTH, the acquisition of which (i) had previously been authorized by shareholders in compliance with this Article TENTH or (ii) would have constituted a Control Share Acquisition but for paragraph (F)(2)(b), does not constitute a Control Share Acquisition for the purpose of this Article TENTH unless such acquisition entitles any Person, directly or indirectly, to exercise or direct the exercise of voting power of the Corporation in the election of directors in excess of the range of such voting power authorized pursuant to this Article TENTH, or deemed to be so authorized under paragraph
                 (F)(2)(b).

                 (3) "Interested Shares" means Voting Shares with respect to which any of the following Persons may exercise or direct the exercise of the voting power:

                          (a) any Person whose Notice prompted the calling of the meeting of shareholders;

                          (b) any officer of the Corporation elected or appointed by the directors of the Corporation; and

                          (c) any employee of the Corporation who is also a director of the Corporation.

         (G) No proxy appointed for or in connection with the shareholder authorization of a Control Share Acquisition pursuant to this Article TENTH is valid if it provides that it is irrevocable. No such proxy is valid unless it is sought, appointed, and received both:

                 (1)      In accordance with all applicable requirements of law;
         and

                 (2) Separate and apart from the sale or purchase, contract or tender for sale or purchase, or request or invitation for tender for sale or purchase, of shares of the Corporation.





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         (H)     Proxies appointed for or in connection with the shareholder authorization of a Control Share Acquisition pursuant to this Article TENTH shall be revocable at all times prior to the obtaining of such shareholder authorization, whether or not coupled with an interest.

         (I) Notwithstanding any other provisions of these Articles of Incorporation or the Regulations of the Corporation, as the same may be in effect from time to time, or any provisions of law that might otherwise permit a lesser vote of the directors or shareholders, but in addition to any affirmative vote of the directors or the holders of any particular class or series of shares required by law, the Articles of Incorporation or the Regulations of the Corporation, as the same may be in effect from time to time, the affirmative vote of at least eighty-five percent (85%) of the Voting Shares shall be required to alter, amend or repeal this Article TENTH or adopt any provisions in the Articles of Incorporation or Regulations of the Corporation, as the same may be in effect from time to time, that are inconsistent with the provisions of this Article TENTH.

         (J) Each certificate representing shares of the Corporation's capital stock shall contain the following legend:

         "Transfer of the shares represented by this Certificate is subject to the provisions of Article TENTH of the Corporation's Articles of Incorporation as the same may be in effect from time to time. Upon written request delivered to the Secretary of the Corporation at its principal place of business, the Corporation will mail to the holder of this Certificate a copy of such provisions without charge within five (5) days after receipt of written request therefor. By accepting this Certificate the holder hereof acknowledges that it is accepting same subject to the provisions of said Article TENTH as the same may be in effect from time to time and covenants with the Corporation and each shareholder thereof from time to time to comply with the provisions of said Article TENTH as the same may be in effect from time to time."

         ELEVENTH: The provisions of Section 1701.831 of the Ohio Revised Code, as amended from time to time, or any successor provision or provisions to said section, shall only apply to this Corporation with respect to any particular Control Share Acquisition attempt, as such is defined in Section 1701.831 of the Ohio Revised Code, in the event that there is a determination by a court of competent jurisdiction with respect to which no appeal is pending that the provisions of Article TENTH of these Articles of Incorporation shall not be applicable to a particular Control Share Acquisition attempt or in the event that Article TENTH of these Articles of Incorporation, as such Articles of Incorporation may be amended from time to time, ceases to be an Article of these Articles of Incorporation, disregarding any renumbering of such Article TENTH resulting from any amendment of these Articles of Incorporation.

         TWELFTH: The Corporation reserves the right to amend or repeal any provision contained in these Articles of Incorporation in the manner prescribed by the Ohio General Corporation Law. However, the provisions set forth in Article EIGHTH, Article TENTH, Article ELEVENTH and this Article TWELFTH of these Articles of Incorporation may not be altered, amended, superseded or repealed in any respect, unless such action is approved by the affirmative vote of the holders of shares representing at least 85% of the shares of the Corporation entitled to vote for the election of directors, voting as a class. All rights conferred in these Articles of Incorporation are granted subject to the reservation set forth in this Article TWELFTH.

         IN WITNESS WHEREOF, the undersigned has executed these Articles this ____ day of May, 1994.

                                                   OHM CORPORATION



                                                   /s/ RANDALL M. WALTERS
                                                   -----------------------------
                                                   Randall M. Walters, Secretary





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